UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 26, 2016

Par Pacific Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-36550	84-1060803
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

800 Gessner Road, Suite 875 Houston, Texas	77024
(Address of principal executive offices)	(Zip Code)
(281) 899-4800
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events

On August 26, 2016, Par Pacific Holdings, Inc. (the “Company”) announced the launch of its previously announced $50 million registered rights offering. Under the terms of the rights offering, the Company will grant, at no charge, to each stockholder as of the close of business on the record date of August 25, 2016, one transferable subscription right for each whole share of common stock owned by that stockholder on the record date. Each subscription right will entitle a rights holder to purchase 0.099 shares of the Company’s common stock at a subscription price equal to $12.25 per whole share (subject to rounding down to avoid the issuance of fractional shares) (the “basic subscription privilege”). The rights offering will also include an oversubscription privilege, which will entitle stockholders who fully exercise their basic subscription privilege the right to purchase at the same exercise price additional shares of common stock in the rights offering that other stockholders do not purchase, subject to availability and pro-rata allocation of shares among rights holders exercising such oversubscription privilege. No fractional shares of common stock will be issued in the rights offering. The subscription rights will expire if they are not exercised by 5:00 p.m. New York City time on September 14, 2016 (unless extended).

The rights offering will be made pursuant to a registration statement on Form S-3 that was previously filed with the Securities and Exchange Commission (the “SEC”) and became effective on August 22, 2016 (the “Registration Statement”). The rights offering will be made solely by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended, to be filed with the SEC.

This Current Report shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state

The news release announcing the rights offering is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1    News Release dated August 26, 2016.

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SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Par Pacific Holdings, Inc.

Dated: August 26, 2016	/s/ J. Matthew Vaughn
J. Matthew Vaughn Senior Vice President and General Counsel

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